EXHIBIT 10.1

ASSET PURCHASE AND ACQUISITION AGREEMENT

THIS ASSET PURCHASE AND ACQUISITION AGREEMENT (this “Agreement”) is entered into as of June 9, 2026 (the “Effective Date”), by and between Caro Holdings Inc., a Nevada corporation (“Caro”), and Goldrange Resources Corp., an Ontario corporation (“Goldrange,” and together with Caro, the “Parties”).

RECITALS

A. Caro is a “reporting company” in the United States, and the Caro Common Shares (as defined below) are quoted on the OTC Markets Group, Inc. over-the-counter marketplace.

B. Goldrange is a private company that holds mining rights in two separate Kakindu properties located in the Bukombe and Chato Districts of Tanzania, Africa (the “Project”), including rights in two prospecting permits (the “Project Permits”) and eight claims (the “Project Claims”), all as described more fully in Annex A hereto. Goldrange’s rights in the Project, which include a 90% undivided interest in the Project Permits and a 90% undivided interest in the Project Claims, are referred to herein as the “Project Interest.”

C. The Parties desire to set forth the terms and conditions pursuant to which Caro will (i) purchase a 49% minority interest in the Project Interest and (ii) fund Goldrange’s completion of the initial drilling campaign at the Project (the “Project Objective”) in furtherance of a potential acquisition of Goldrange by Caro in a “reverse takeover” transaction.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby confirm and acknowledge, and the mutual promises, covenants, and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

1.1 “Acquisition” has the meaning set forth in Section 3.1.

1.2 “Acquisition Closing” has the meaning set forth in Section 3.1(a).

1.3 “Acquisition Consideration Shares” has the meaning set forth in Section 3.1(a).

1.4 “Acquisition Definitive Agreement” has the meaning set forth in Section 3.1(c).

1.5 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person, where “Control” means (a) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) Contract; (iv) operating agreement; (v) voting trust; or (vi) otherwise; and (b) with respect to an individual, the actual or legal ability to control the actions of another, through family relationship, agency, Contact or otherwise.

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1.6 “Agreement” has the meaning set forth in the Preamble.

1.7 “Asset Purchase” has the meaning set forth in Section 2.1(a).

1.8 “Asset Purchase Closing” has the meaning set forth in Section 2.1(b).

1.9 “Asset Purchase Consideration Shares” has the meaning set forth in Section 2.1(a).

1.10 “Business Day” means a day other than a Saturday, Sunday or any day on which federally chartered banks in Toronto, Ontario or Sheffield, England are not open for business during normal banking hours.

1.11 “Caro” has the meaning set forth in the Preamble.

1.12 “Caro Common Shares” means shares of Caro’s common stock, par value $0.00001 per share.

1.13 “Caro VWAP” has the meaning set forth in Section 3.1(b).

1.14 “Competing Proposal” has the meaning set forth in Section 4.4.

1.15 “Confidential Information” has the meaning set forth in Section 9.8.

1.16 “Contract” means any contract, agreement, undertaking, arrangement, indenture, mortgage, loan document, note, lease or other binding instrument.

1.17 “Development Period” means the period of time commencing on the Effective Date and continuing until the earliest of (a) the completion of the Project Objective, (b) the exhaustion of the Financing Proceeds (together with any additional net proceeds received pursuant to Section 4.1(d)) and (c) the Outside Date.

1.18 “Effective Date” has the meaning set forth in the Preamble.

1.19 “Encumbrances” means, with respect to the Project Interest, mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens or charges of any nature.

1.20 “Enforceability Exceptions” means, as applicable, bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditor’s rights and general principles of equity that restrict the availability of equitable remedies.

1.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.22 “Financing” has the meaning set forth in Section 4.1(a).

1.23 “Financing Proceeds” has the meaning set forth in Section 4.1(c).

1.24 “Goldrange” has the meaning set forth in the Preamble.

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1.25 “Goldrange Common Shares” means common shares in the capital of Goldrange.

1.26 “Governmental Authority” means any court, agency, arbitration panel, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.27 “Laws” means applicable federal, provincial, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, licenses, orders, directives, judgments, decrees, and other restrictions imposed by a Governmental Authority, including Permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

1.28 “Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

1.29 “Outside Date” means the one-year anniversary of the Effective Date.

1.30 “Parties” has the meaning set forth in the Preamble.

1.31 “Party Group” has the meaning set forth in Section 4.4.

1.32 “Permits” means any permit, license, approval, authorization or qualification of a Governmental Authority.

1.33 “Permitted Encumbrances” means Encumbrances consisting only of (a) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not delinquent and do not materially impair the value, use, transferability or operation of the Purchased Assets, (c) Encumbrances in effect on the Effective Date and (d) Encumbrances created in connection with any third-party indebtedness incurred by Goldrange after the Effective Date to the extent that such indebtedness has been consented to in writing by Caro (such consent not to be unreasonably withheld, conditioned or delayed).

1.34 “Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

1.35 “Proceeding” means any action, suit, proceeding, inquiry or investigation.

1.36 “Project” has the meaning set forth in the Recitals.

1.37 “Project Claims” has the meaning set forth in the Recitals.

1.38 “Project Interest” has the meaning set forth in the Recitals.

1.39 “Project Objective” has the meaning set forth in the Recitals.

1.40 “Project Permits” has the meaning set forth in the Recitals.

1.41 “Purchased Assets” has the meaning set forth in Section 2.1(a).

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1.42 “SEC” has the meaning set forth in Section 6.1(g).

1.43 “SEC Documents” has the meaning set forth in Section 6.1(g).

1.44 “Securities Act” means the U.S. Securities Exchange Act of 1933, as amended.

1.45 “Securities Laws” means the Securities Act, the Exchange Act, other U.S. federal and state securities laws and Canadian federal and provincial securities laws.

1.46 “Subscription Agreement” has the meaning set forth in Section 2.1(c)(i).

1.47 “Valuation” has the meaning set forth in Section 3.1(b).

1.48 “Valuation Firm” means a recognized valuation firm mutually agreed by the Parties that has not been engaged by any of the Parties hereto or their respective Affiliates in the prior five years.

1.49 “$” means United States currency.

ARTICLE II

ASSET PURCHASE

2.1 Asset Purchase.

(a) Subject to the terms and conditions of this Agreement, (i) Caro shall purchase from Goldrange, and Goldrange shall sell to Caro, a 49% undivided interest in the Project Interest (the “Purchased Assets”) and (ii) as consideration for the Purchased Assets, Caro shall issue to Goldrange 20,000,000 Caro Common Shares (the “Asset Purchase Consideration Shares”). Such purchase and sale of the Purchased Assets is referred to herein as the “Asset Purchase.”

(b) The closing of the Asset Purchase (the “Asset Purchase Closing”) shall take place contemporaneously with Caro’s provision of the Financing Proceeds to Goldrange pursuant to Section 4.1(c) or at such other time as mutually agreed by the Parties (it being understood and agreed that the Asset Purchase Closing shall not occur until the Parties have made their respective deliverables as set forth in this Section 2.1).

(c) At the Asset Purchase Closing, Caro shall deliver to Goldrange:

(i) evidence of a book entry transfer reflecting Goldrange as the registered holder of the Asset Purchase Consideration Shares, together with a subscription agreement with respect to the Asset Purchase Consideration Shares, in customary form agreeable to the Parties (the “Subscription Agreement”), duly executed by an executive officer of Caro;

(ii) appropriate assumption agreements, duly executed by Caro, with respect to the Purchased Assets;

(iii) a duly-executed certificate of an executive officer of Caro certifying, in his or her capacity as such officer and not in his or her personal capacity, that (A) the representations and warranties of Caro contained in ARTICLE VI and in the Subscription Agreement are true and correct in all material respects as of the Asset Purchase Closing (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects), and (B) Caro has performed in all material respects its obligations, covenants and agreements hereunder to the extent required to be performed prior to or as of the Asset Purchase Closing; and

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(iv) such further instruments, agreements, documents or other papers as may be reasonably requested by Goldrange to give effect to the Asset Purchase.

(d) At the Asset Purchase Closing, Goldrange shall deliver to Caro:

(i) the Subscription Agreement, duly executed by an executive officer of Goldrange;

(ii) appropriate assignments and other documents, duly executed by the appropriate Persons, pursuant to which Goldrange shall convey the Purchased Assets to Caro, free and clear of all Encumbrances (other than Permitted Encumbrances), and Caro shall be recorded as the registered holder of the Purchased Assets with the appropriate Governmental Authorities;

(iii) a duly-executed certificate of an executive officer of Goldrange certifying, in his or her capacity as such officer and not in his or her personal capacity, that (A) the representations and warranties of Goldrange contained in ARTICLE V and in the Subscription Agreement are true and correct in all material respects as of the Asset Purchase Closing (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects), and (B) Goldrange has performed in all material respects its obligations, covenants and agreements hereunder to the extent required to be performed prior to or as of the Asset Purchase Closing; and

(iv) such further instruments, agreements, documents or other papers as may be reasonably requested by Caro to give effect to the Asset Purchase.

2.2 Compliance with Securities Laws. Goldrange acknowledges that the Asset Purchase Consideration Shares will be issued by Caro on a private placement basis and will bear a legend regarding restrictions on transfer under applicable Securities Laws. Subject to the foregoing, Goldrange may sell, transfer, encumber or otherwise dispose of the Asset Purchase Consideration Shares at any time and to any transferee upon approval of the Goldrange board of directors.

ARTICLE III

ACQUISITION

3.1 Acquisition. The Parties may pursue the acquisition of Goldrange by Caro in a “reverse takeover” transaction in accordance with this Section 3.1 (as further described herein, the “Acquisition”), provided that any such Acquisition shall remain subject to satisfactory legal, financial, technical, operational, regulatory and public company due diligence by the Parties, agreement on valuation and structure, negotiation and execution of mutually acceptable definitive documentation, approval by the boards of directors of each Party and any required shareholder approvals, receipt of all required regulatory, securities law, corporate and third-party approvals and consents, delivery of financial statements, technical reports, disclosure materials and other public company readiness items in form satisfactory to the Parties, and the absence of any material adverse change affecting Goldrange, Caro, the Project or the relevant assets.

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(a) Structure – Upon the expiration of the Development Period, or at such earlier date as determined by the Parties, the Parties will determine a structure for the Acquisition if they mutually elect to proceed, and subject to this Section 3.1, such that (i) Caro will acquire, directly or indirectly, 100% of the outstanding equity securities of Goldrange, and (ii) as consideration for such acquisition, the Goldrange shareholders will receive a number of Caro Common Shares (or exchangeable shares in an acquisition subsidiary of Caro, if desirable for tax purposes) determined in accordance with Section 3.1(b) (the “Acquisition Consideration Shares”). Such structure may consist of a share exchange, amalgamation, plan of arrangement or other structure, so long as it is tax efficient to the Goldrange shareholders and results in such shareholders holding Caro Common Shares (including (A) the Acquisition Consideration Shares and (B) the Asset Purchase Consideration Shares, which shall be distributed by Goldrange to the Goldrange shareholders) that are freely tradeable upon closing of the Acquisition (the “Acquisition Closing”).

(b) Valuation – Upon the expiration of the Development Period, or at such earlier date as determined by the Parties, the Parties will cooperate in good faith to determine the fair market value of Goldrange’s remaining portion of the Project Interest following the Asset Purchase (the “Valuation”). If the Parties cannot determine the Valuation within such 30-day period, the Parties will appoint the Valuation Firm to determine the Valuation, which determination shall be binding upon the Parties, absent manifest error. The Parties shall instruct the Valuation Firm to make such determination as promptly as practicable, and in any event within 30 days, after appointment. The Valuation Firm, acting as experts and not arbitrators, shall resolve only the specific items under dispute between the Parties, and its decision for each disputed item shall be within the range of values assigned by the Parties. The fees of the Valuation Firm shall be paid equally by the Parties. The methodology, assumptions and inputs used in determining the Valuation, and the resulting consideration formula, shall be subject to the Parties’ approval, acting reasonably, and shall be set out in the Acquisition Definitive Agreement. Any issuance of Acquisition Consideration Shares shall be subject to a valuation methodology and transaction structure acceptable to the Parties.

(c) Definitive Agreement – The Parties shall enter into a definitive agreement with respect to the Acquisition (the “Acquisition Definitive Agreement”) promptly after the Parties mutually elect to proceed following satisfaction of the conditions set out in this Section 3.1. The Acquisition Definitive Agreement shall be consistent with this Section 3.1 and otherwise contain closing conditions, representations and warranties, covenants and other terms and conditions as are customary for a transaction such as the Acquisition.

(d) Dispute Resolution – The Parties shall cooperate and act in good faith to evaluate and, if mutually agreed, give effect to the Acquisition in accordance with this Section 3.1. Any dispute regarding the effectuation of the Acquisition shall be subject to the dispute resolution procedure set forth in Section 9.3.

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ARTICLE IV

COVENANTS DURING DEVELOPMENT PERIOD

The following covenants of the Parties shall apply during the Development Period:

4.1 The Financing.

(a) Caro shall use commercially reasonable efforts to complete, as promptly as practicable after the Effective Date, a financing with gross proceeds of no less than $1,000,000 (the “Financing”).

(b) The Financing shall be in the form of a private placement of Caro Common Shares (or such other form as agreed to by the Parties, acting reasonably), and shall otherwise be on terms acceptable to Caro in its discretion, after consultation in good faith with Goldrange. Caro shall provide Goldrange with updates on its efforts to complete the Financing promptly following any request by Goldrange.

(c) Within two Business Days after the closing of the Financing, Caro shall provide the gross proceeds of the Financing less (i) Caro’s reasonable out-of-pocket costs to complete the Financing and (ii) such portion of the financing proceeds as mutually agreed by the Parties to fund legal, accounting and general working capital expenses of Caro (such gross proceeds less clauses (i) and (ii), the “Financing Proceeds”) to Goldrange by wire transfer of immediately available funds to an account designated in writing by Goldrange. Goldrange shall use the Financing Proceeds solely for the purpose of funding Goldrange’s operations on or for the benefit of the Project pursuant to Section 4.2., as specified in an agreed budget and use of proceeds schedule.

(d) If the Financing Proceeds are, or are reasonably expected by the Parties to be, insufficient to complete the Project Objective, the Parties shall engage in good faith discussions regarding the feasibility and advisability of pursuing one or more additional financings to fund completion of the Project Objective. If one or more additional financings are mutually determined to be feasible and advisable, the Parties shall cooperate and act in good faith to determine the terms of and effectuate such additional financings.

(e) Notwithstanding the foregoing or any provision of this Agreement to the contrary, Goldrange shall have full discretion to use the Financing Proceeds (together with any additional net proceeds received pursuant to Section 4.1(d)) as determined in its reasonable business discretion, including to complete the Project Objective, for corporate expenses or working capital purposes or to pay off indebtedness.

4.2 The Project.

(a) Goldrange shall use commercially reasonable efforts to complete the Project Objective as promptly as practicable and in any event prior to the expiration of the Outside Date.

(b) Goldrange’s rights with respect to the Project shall include all rights necessary or incident to its achievement of the Project Objective, including the authority to enter into Contracts, hire contractors or apply for necessary Permits. Goldrange shall retain exclusive control of all operations on or for the benefit of the Project, and of any and all equipment, supplies, machinery or other assets held or acquired in connection with such operations. For the avoidance of doubt, Caro shall have no right to conduct or control any operations on or for the benefit of the Project.

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(c) All work by or on behalf of Goldrange at the Project shall be performed in a workerlike manner, in accordance with industry standards and in material compliance with applicable Laws.

(d) Goldrange shall timely pay all taxes, fees and other payments, and shall timely and properly perform all assessment work, in each case as required by Law to maintain the Project. Goldrange shall timely file proof of such payments or performance with the appropriate Governmental Authority, if applicable.

(e) Goldrange shall use commercially reasonable efforts to maintain the Project free and clear of all Encumbrances (other than Permitted Encumbrances). Goldrange shall use commercially reasonable efforts to contest any Proceedings that would negatively impact the Project.

4.3 Conduct of Business. Except as explicitly provided otherwise in this Agreement or consented to in writing by the other Party, such consent not to be unreasonably withheld, conditioned or delayed, each Party shall conduct its business in the ordinary course, consistent with past practice and use commercially reasonable efforts to maintain and preserve intact its current organization and business. Without limiting the foregoing, each Party shall (a) preserve and maintain its material Permits; (b) maintain the properties and assets owned, operated or used by it in the same condition as they were in on the Effective Date, subject to reasonable wear and tear; (c) defend and protect its properties and assets from infringement or usurpation; (d) maintain insurance coverage that is reasonable for its industry; (e) perform its obligations under all Contracts to which it is a party or by which its properties or assets are bound; (f) pay its debts, taxes and other obligations when due; (g) maintain its books and records in accordance with past practice; (h) comply in all material respects with applicable Laws; and (i) make any filings required under applicable Securities Laws and maintain any quotation or trading market for its equity securities as in effect on the Effective Date.

4.4 Exclusivity. Each Party agrees that neither it nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or Affiliates (the “Party Group”) shall (a) initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than other Party and its Affiliates (a “Competing Proposal”) to acquire all or any interest in its business, assets or properties (other than sales of inventory in the ordinary course of business, if applicable), regardless of the transaction structure, (b) provide any non-public information to any such other Person or group of Persons in connection with a Competing Proposal or (c) enter into any Contract requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Each Party shall immediately notify the other Party if any member of the Party Group receives any indications of interest, requests for information, offers or similar communications in respect of a Competing Proposal, and shall communicate to such other Party in reasonable detail the terms of any such communications (and shall provide a copy of such communication, if in writing). Immediately upon execution of this Agreement, each Party shall, and shall cause the Party Group to, terminate any and all existing discussions or negotiations with any Person or group of Persons other than the other Party and its Affiliates regarding a Competing Proposal. Each Party represents to the other Party that no member of the Party Group is presently bound by any Contract with respect to a Competing Proposal.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GOLDRANGE

5.1 Representations and Warranties. Goldrange represents and warrants to Caro as follows:

(a) Organization and Standing. Goldrange is a corporation duly organized, validly existing, and in good standing under the Province of Ontario.

(b) Corporate Power. Goldrange has the requisite corporate power and authority to (i) enter into this Agreement and (ii) carry out and perform its obligations under this Agreement.

(c) Authorization. All requisite corporate actions on the part of Goldrange, and its officers, directors and shareholders necessary for the execution, delivery and performance of this Agreement have been taken. Assuming valid execution and delivery by Caro, this Agreement constitutes a legal, valid, and binding obligation of Goldrange, enforceable against Goldrange in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not violate any provision of Law; any Order; or any Contract to which Goldrange is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such Contract. Notwithstanding the foregoing, no representation is made as to the Enforceability Exceptions.

(d) Consents. Goldrange has obtained or made all consents, approvals, authorizations, declarations, or filings required by, from or under any Governmental Authority, stock exchange or third party, in connection with the valid execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

(e) Compliance with Laws. To Goldrange’s knowledge, Goldrange is in material compliance with applicable Laws. Goldrange has not received notice of any material violation of applicable Law which has not been fully resolved.

(f) Proceedings. There are no Proceedings pending or, to the knowledge of Goldrange, threatened against Goldrange or affecting its properties or assets or that would otherwise negative impact the ability of Goldrange to perform its obligations under this Agreement.

(g) The Project.

(i) Goldrange holds, and the Project Interest includes, a 90% undivided interest in the Project Permits, and a local partner holds the remaining 10% undivided interest in the Project Permits. Goldrange has a valid right to use the Project Permits and has paid all fees required in connection therewith. The Project Permits are the only Permits that are material to Goldrange’s ability to carry out its obligations under this Agreement with respect to the Project.

(ii) Goldrange holds, and the Project Interest includes, a 90% undivided interest in the Project Claims, and a local partner holds the remaining 10% undivided interest in the Project Claims. Goldrange has a valid development right with respect to the Goldrange Claims and has performed all labor and paid all fees required in connection therewith.

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(iii) Goldrange (A) holds the Project Interest free and clear of all Encumbrances and (B) has not pledged, conveyed or assigned, or agreed to pledge, convey or assign, any interest in or part of the Project Interest to a third party (in the case of each of clauses (A) and (B), other than Permitted Encumbrances).

(h) Brokerage Fees. All negotiations relative to this Agreement by Goldrange, and Goldrange’s entry into and performance of the transactions contemplated by this Agreement, do not and will not to give rise to any valid claim for a brokerage commission, finder’s fee or similar fee or commission arising by reason of such actions by Goldrange.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CARO

6.1 Representations and Warranties. Caro represents and warrants to Goldrange as follows:

(a) Organization and Standing. Caro is a corporation duly organized, validly existing, and in good standing under the State of Nevada.

(b) Corporate Power. Caro has the requisite corporate power and authority to (i) enter into this Agreement and (ii) carry out and perform its obligations under this Agreement.

(c) Authorization. All requisite corporate actions on the part of Caro, and its officers, directors and shareholders necessary for the execution, delivery and performance of this Agreement have been taken. Assuming valid execution and delivery by Goldrange, this Agreement constitutes a legal, valid, and binding obligation of Caro, enforceable against Caro in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not violate any provision of Law; any Order; or any Contract to which Caro is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such Contract. Notwithstanding the foregoing, no representation is made as to the Enforceability Exceptions.

(d) Consents. Caro has obtained or made all consents, approvals, authorizations, declarations, or filings required by, from or under any Governmental Authority, stock exchange or third party, in connection with the valid execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

(e) Compliance with Laws. To Caro’s knowledge, Caro is in material compliance with applicable Laws. Caro has not received notice of any material violation of applicable Law which has not been fully resolved.

(f) Proceedings. There are no Proceedings pending or, to the knowledge of Caro, threatened against Caro or affecting its properties or assets or that would otherwise negative impact the ability of Caro to perform its obligations under this Agreement.

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(g) SEC Documents. Caro has filed in a timely manner all documents that Caro was required to file under the Exchange Act since March 31, 2025 (the “SEC Documents”), taking into account any extensions granted by the U.S. Securities and Exchange Commission (the “SEC”). The SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder as of their respective filing dates, and none of the SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Brokerage Fees. All negotiations relative to this Agreement by Caro, and Caro’s entry into and performance of the transactions contemplated by this Agreement, do not and will not to give rise to any valid claim for a brokerage commission, finder’s fee or similar fee or commission arising by reason of such actions by Caro.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. Each Party (the “Indemnitor”) will indemnify, defend and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, costs and expenses, including reasonable attorneys’ fees (but excluding punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple (in each case, except to the extent that such damages are awarded or otherwise payable to a third party)) (collectively, “Losses”), arising out of or resulting from: (a) any breach of any representation, warranty or covenant of the Indemnitor in this Agreement or any document delivered by or on behalf of the Indemnitor pursuant to this Agreement; (b) any title defect affecting the Purchased Assets or any failure of transfer, registration or perfection of Caro’s interest in the Purchased Assets as contemplated by this Agreement; (c) any Taxes relating to the Purchased Assets or the Project arising from periods prior to the Asset Purchase Closing; (d) any environmental, regulatory or legal non-compliance relating to the Project or the Purchased Assets or the assets and properties of Caro (except to the extent disclosed in the SEC Documents), as applicable, arising from periods prior to the Asset Purchase Closing; (e) any undisclosed Encumbrance (other than a Permitted Encumbrance), third-party claim or dispute relating to the Purchased Assets or the assets and properties of Caro (except to the extent disclosed in the SEC Documents), as applicable; and (f) any broker, finder or advisory fee claim arising from actions by the Indemnitor.

7.2 Limitations; Procedures.

(a) The indemnification obligations of the Parties pursuant to Section 7.1 shall survive from the Effective Date until the earlier of (i) the Parties’ execution of an Acquisition Definitive Agreement and (ii) the 18-month anniversary of the Closing; provided, however, that any indemnification claim delivered with reasonable specificity to the Indemnitor in writing prior to the expiration of such survival period shall survive until finally resolved.

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(b) The Indemnitor shall not be responsible for any Loss pursuant to Section 7.1 unless such Loss (together with other Losses of the Indemnitees) exceeds $50,000 (the “Deductible”), in which case the Indemnitor shall be responsible only for those Losses in excess of the Deducible. In no event shall the Indemnitor be responsible for Losses in excess of $2,000,000 (the “Cap”). Notwithstanding the foregoing, the Deductible and the Cap shall not apply in the event of actual (and not constructive) fraud under Nevada law or a willful and intentional breach of this Agreement.

(c) In lieu of paying cash for an indemnification claim pursuant to Section 7.1, the Indemnitor may elect to pay a claim in the form of Caro Common Shares (i.e., by Goldrange relinquishing Asset Purchase Consideration Shares or by Caro issuing additional Caro Common Shares), in which case such Caro Common Shares shall be valued at the volume weighted average price of the Caro Common Shares on the OTC Markets Group, Inc. over-the-counter marketplace or any national securities exchange on which the Caro Common Shares are then traded, as applicable, for the 20 trading days ending on the first trading day immediately preceding the date of payment.

7.3 Indemnification of Officers and Directors.

(a) Caro shall indemnify, defend and hold harmless each person who is or was a director or officer of Caro (each, an “Indemnified Person”) from and against any and all Losses arising out of or resulting from any claim, action or proceeding brought or threatened by any Person against such Indemnified Person by reason of the fact that such person is or was a director or officer of Caro, provided that such Indemnified Person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Caro.

(b) The indemnification provided under this Section 7.3 shall not apply to any Losses arising from (i) such Indemnified Person's actual (and not constructive) fraud under Nevada law, (ii) such Indemnified Person's willful and intentional misconduct, or (iii) any personal obligations or liabilities of such Indemnified Person that are wholly unrelated to their role as a director or officer of Caro.

(c) In the event of any claim, action or proceeding in respect of which an Indemnified Person seeks indemnification under this Section 7.3, such Indemnified Person shall (i) promptly notify Caro in writing of such claim, action or proceeding, (ii) cooperate with Caro in the defense thereof, and (iii) not settle or compromise any such claim, action or proceeding without the prior written consent of Caro, such consent not to be unreasonably withheld, conditioned or delayed.

(d) The rights of indemnification conferred upon any Indemnified Person under this Section 7.3 shall not be exclusive of any other right which such Indemnified Person may have or hereafter acquire under applicable Law, Caro's constituent documents, any other agreement, or otherwise, and shall survive the termination or expiration of this Agreement.

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ARTICLE VIII

TERMINATION

8.1 Automatic Termination. This Agreement will automatically terminate upon the Parties’ execution of an Acquisition Definitive Agreement.

8.2 Termination for Material Breach. In the event of a material breach of this Agreement by either Party (the “Breaching Party”), the other Party (the “Non-breaching Party”) shall give the Breaching Party written notice specifying the material breach, and the Breaching Party shall have 30 days after receipt of the notice to cure the material breach. If the material breach is cured within the 30-day period, this Agreement shall continue in full force and effect as though no material breach had occurred. If the material breach is not cured within the 30-day period, then until the material breach is cured, the Non-breaching Party may terminate this Agreement by providing written notice thereof to the Breaching Party.

8.3 Effect of Termination. Upon termination of this Agreement, no Party will have any further rights or obligations hereunder; provided, however, that:

(a) ARTICLE IX shall survive any termination of this Agreement;

(b) no termination of this Agreement shall relieve any Party from liability for its material, uncured breach of this Agreement prior to such termination; and

(c) each Party shall return to the other Party or destroy any Confidential Information in their possession and, if requested by the other Party, provide written certification thereof to the other Party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices given under this Agreement shall be in writing and shall be given (a) in person, (b) by reputable overnight courier, or (b) by email acknowledged upon receipt. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or confirmed as received by email (during normal business hours), or on the next Business Day following the date they are sent by courier, addressed as follows (or at such other address for a Party as has been specified by like notice):

If to Caro, to:

Caro Holdings Inc.

7 Castle Street

Sheffield, ENG S38LT

United Kingdom

with a copy (which shall not constitute notice) to: .

If to Goldrange, to:

Goldrange Resources Corp.

181 Bay Street, Suite 1800

Toronto, Ontario

M5J 2T9

Attn: Helen Pein

Email: helen@goldrangeresources.com

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with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

TD Bank Tower

66 Wellington Street West, Suite 3400

Toronto, Ontario

M5K 1E6

Attn: Richard Raymer; Josh Pleitz

Email: raymer.richard@dorsey.com; pleitz.josh@dorsey.com

9.2 Governing Law. This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Nevada, other than its rules as to conflicts of law to the extent the same would result in the imposition of the Laws of some other jurisdiction. Each Party irrevocably waives any immunity in respect of its obligations under this Agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

9.3 Dispute Resolution. The Parties hereby agree that any dispute arising under this Agreement shall be subject to the dispute resolution procedure set forth in this Section 9.3. The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the dispute. Within five Business Days of receipt of such notice, duly appointed officers of the Parties shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If such officers are unable to resolve the dispute, they shall jointly prepare and, within five Business Days after their conference, circulate to a designated director of each Party a memorandum outlining in reasonable detail the nature of the dispute. Within five Business Days after receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If such directors are unable to resolve the dispute, either Party may pursue any Proceeding available under applicable Law; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 9.3 shall not be used in any such Proceeding.

9.4 Specific Performance. Each Party agrees that the subject matter of this Agreement is unique, that the other Party would be irreparably damaged in the event of any breach of this Agreement, and that remedies at law would not be adequate to compensate the non-breaching Party. Accordingly, each Party agrees that the other Party will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically this Agreement. in addition to any other remedy to which it may be entitled, at law or in equity. Each Party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement; provided, however, that specific performance shall not be available to require Caro to consummate the Acquisition unless and until the conditions set out in Section 3.1 have been satisfied or waived by Caro in writing.

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9.5 Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective Parties and their successors and permitted assigns. The rights, powers, privileges, and interests hereunder shall not be transferred or delegated by either Party without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, except that no such consent shall be required (a) for an assignment to an Affiliate (provided that the assigning Party shall remain responsible for all of its obligations and liabilities hereunder), (b) in connection with a pledge of a Party’s interest in connection with obtaining financing to fund its obligations under this Agreement or (c) in connection with a sale of all or substantially all of a Party’s assets or business, whether by asset sale, stock purchase, merger or otherwise. Any permitted assign shall execute a customary joinder agreeing in writing to be bound by the terms and conditions of this Agreement.

9.6 Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein. Each Party shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Project.

9.7 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.

9.8 Confidentiality. Except as set forth in Section 9.9, the Parties agree to treat all non-public data, reports, records and other information developed or made available to them by the other Party under this Agreement (“Confidential Information”) as strictly confidential. Unless a Party is required by any Law or Order to disclose any Confidential Information, such Confidential Information shall not be disclosed to any Person without the prior written consent of the non-disclosing Party.

9.9 Public Announcements. Disclosure of information relating to this Agreement or the transactions contemplated hereby may be made by either Party only to the extent such information is required to be disclosed to any Governmental Authority or is required to be publicly disclosed by Law or stock exchange rule or regulation. Each Party agrees that it will, not less than two Business Days in advance of making any such disclosure, give the other Party written notice of the text of the proposed disclosure and provide an opportunity to comment before the disclosure is made. The non-disclosing Party shall respond within two Business Days of receipt of such notice or its silence will constitute a waiver of any objection to the terms of the proposed disclosure.

9.10 Waiver; Amendment. This Agreement may not be amended or modified except by a writing duly executed by all Parties. Notwithstanding the foregoing, any of the terms or conditions of this Agreement may be waived by the Party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require performance of any other term or condition hereof, nor shall any such waiver be effective other than in the specific instance and for the specific purpose it is given.

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9.11 Entire Agreement. This Agreement, including the attachments hereto, is the complete expression of all understandings and agreements between the Parties, and this Agreement shall be construed without reference to any prior understandings or agreements.

9.12 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

9.13 Expenses; Attorneys’ Fees. Except as expressly provided otherwise herein, each Party shall be responsible for its own expenses in connection with this Agreement or the transactions contemplated hereby. In the event of any controversy, claim, or dispute between the Parties arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, and costs.

9.14 Further Assurances. The Parties agree to take such further commercially reasonable actions, and execute and deliver such further instruments, agreements, documents or other papers, as may be necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, if recommended by their respective counsels, the Parties will promptly amend this Agreement to reflect changes that are necessary or appropriate to capture the spirit of this Agreement; provided, however, that this sentence shall not apply to any changes that would materially alter the commercial terms contained herein.

9.15 Interpretation. In this Agreement, the word “including” means “including without limitation,” or “including but not limited to,” and the words “herein” and “hereunder” shall be a reference to the entire Agreement and not just the paragraph in which the words appear. With respect to any representation or warranty made hereunder to a Party’s knowledge, “knowledge” for those purposes means to the actual knowledge of the corporate officers of that Party or the knowledge that such officers would reasonably be expected to have following due inquiry.

9.16 Headings. The subject headings of the different Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

9.17 Counterparts. This Agreement may be executed in multiple counterparts, by electronic signatures, and all such counterparts taken together shall be deemed to constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase and Acquisition Agreement to be duly executed, delivered, and effective as of the Effective Date.

CARO HOLDINGS INC.

By:	/s/ Meriesha Rennalls
Name:	Meriesha Grace Rennalls
Title:	Chief Executive Officer

GOLDRANGE RESOURCES CORP.

By:	/s/ Helen Pein
Name:	Helen Pein
Title:	Chief Executive Officer

[ASSET PURCHASE AND ACQUISITION AGREEMENT]

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Annex A

The Project

The Project consists of:

(a)

The Project Permits, which consist of two prospecting permits, PL_34112/2026 & PL_34111/2026 reduced from PL11160/2017 and PL11150/2017 respectively, covering the area shown in grey on the map below. Goldrange holds, and the Project Interest includes, a 90% undivided interest in the Project Permits.

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(b)

The Project Claims, known in Tanzania as Primary Mining Licences (PMLs), consist of eight claims located in the Bukombe and Chato Districts of the Lake Victoria Goldfields, Tanzania, as set forth below. Goldrange holds, and the Project Interest includes, a 90% undivided interest in the Project Claims.

PML Table

PML NO.	APPL. DATE	GRANT DATE	Expire Date	Renewal date	Validity
PML 002364	14-Feb-17	14-Feb-17	13-Feb-24	14-Feb-25	13-Feb-32
PML 002365	14-Feb-17	14-Feb-17	13-Feb-24	14-Feb-25	13-Feb-32
PML 002366	14-Feb-17	14-Feb-17	13-Feb-24	14-Feb-25	13-Feb-32
PML 002367	14-Feb-17	14-Feb-17	13-Feb-24	14-Feb-25	13-Feb-32
PML 002581	6-May-16	28-May-18	27-May-25	27-May-25	27-May-32
PML 002294	30-Sep-16	19-Dec-16	18-Dec-23	19-Dec-24	18-Dec-31
PML 002590	13-May-16	28-May-18	27-May-25	27-May-25	27-May-32
PML 002588	13-May-16	28-May-18	27-May-25	27-May-25	27-May-32

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